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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement       [ ]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

[ ]  Definitive proxy statement

[X]  Definitive additional materials

[ ]  Soliciting material pursuant to 14a-11(c) or Rule 14a-12


                         ENVIRODYNE INDUSTRIES, INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

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     (2)  Form, schedule or registration statement no.:

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     (4)  Date filed:

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
                                                  Suite 190
                  ENVIRODYNE INDUSTRIES, INC.     701 Harger Road
ENVIRODYNE LOGO   LOGO                            Oak Brook, Illinois 60521
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                                            April 21, 1997

Dear Fellow Stockholder:

    The 1997 Annual Meeting of Stockholders of Envirodyne Industries, Inc. (the "Company") will be held on Friday, May 16, 1997, at 9:00 a.m. local time, at the offices of Sidley & Austin, One First National Plaza, 55th Floor Conference Center, Chicago, Illinois.

    Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed WHITE proxy card in the accompanying envelope as promptly as possible.

    Your vote is of special importance this year because of recent events involving Malcolm Glazer. Mr. Glazer, through Zapata Corporation, Envirodyne's largest stockholder, has informed the Company that he will attempt to gain control of the Company's Board without paying for such control in a transaction that is fair to all stockholders.

    Based upon Zapata's preliminary proxy materials filed with the SEC, Mr. Glazer's intentions seem clear and all too familiar. First, he intends to elect his three hand-picked directors to gain voting control of the Company's five-member Board. Then, as his stockholder proposal indicates, he will abolish the Company's Stockholder Rights Plan. As Mr. Glazer acknowledges in his proxy materials, the rights plan was adopted by the current independent Board to prevent an acquiror from gaining control of the Company without offering a fair price to all of the Company's stockholders. Finally, having gained control of the Board and eliminated the protections of the rights plan, Mr. Glazer could freely acquire additional shares of Envirodyne and cause a merger or other business combination between Zapata and Envirodyne.

    Mr. Glazer's actions reflect a familiar pattern. Zapata and its directors, including Malcolm Glazer, Avram Glazer and Robert Leffler, Jr., were recently sued by Zapata stockholders because Zapata sought to merge with Houlihan's Restaurants Group, Inc., another Glazer controlled entity. Although the transaction was reportedly negotiated by an "independent" committee, Zapata's stockholders claimed that the transaction unfairly favored Malcolm Glazer. That merger was ultimately abandoned by Zapata in the face of the stockholder lawsuit.

    Most disturbing is that Zapata would first seek to obtain control of Envirodyne's Board and then, only after eliminating the shareholder protections afforded by the rights plan and an independent Board, seek to "negotiate" a merger or other acquisition transaction. Although invited to do so on many occasions, Zapata has never expressed an interest in negotiating any merger transaction with your existing Board in a fair, arm's-length manner. To this point, Mr. Glazer has been very supportive of management and has never expressed to the Board any dissatisfaction with the Company's current strategic direction. Zapata's preliminary proxy materials reaffirm this support. Therefore, we believe Mr. Glazer's only motive for seeking to change the composition of the Board is to eliminate the Company's defenses and to control negotiations on both sides of an acquisition transaction. This Board of Directors is unwilling to surrender control to Mr. Glazer and his nominees under such circumstances, except as part of an arm's-length transaction which provides a fair price to all stockholders.

    Your Board believes Mr. Glazer's actions are self-serving and not in the best interests of other stockholders. We are doing everything we can to prevent Mr. Glazer from gaining control at your expense. So can you. Vote only the WHITE proxy card in support of an independent Board to assure that your interests are protected.

    Thank you for your continued support.

                                          Very truly yours,

                                          /s/ F. EDWARD GUSTAFSON
                                          F. EDWARD GUSTAFSON
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                                   IMPORTANT

1. Regardless of how many shares you own, YOUR VOTE IS VERY IMPORTANT. Please sign, date and mail the enclosed WHITE proxy card. PLEASE VOTE EACH WHITE PROXY CARD you receive, since each account must be voted separately. Only your latest dated proxy counts.

2.  We urge you NOT TO RETURN ANY BLUE PROXY sent to you by Zapata.

3. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, please direct the party responsible for your account to vote the WHITE proxy as recommended by management.

    If you have any questions or need assistance in voting your shares, please contact Envirodyne at (630) 575-2400 or call our proxy solicitor:

                         MORROW & CO. at (800) 662-5200